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                                                                  EXHIBIT 10-e-1

                             CONEXANT SYSTEMS, INC.
                              DIRECTORS STOCK PLAN
                            AS AMENDED AUGUST 8, 2003

1.       PURPOSE OF THE PLAN.

         The purpose of the Directors Stock Plan (the "Plan") is to link the compensation of non-employee directors of Conexant Systems, Inc. ("Conexant") directly with the interests of the shareowners.

2.       PARTICIPANTS.

         Participants in the Plan shall consist of directors of Conexant who are not employees of Conexant or any of its subsidiaries ("Non-Employee Director"). The term "subsidiary" as used in the Plan means a corporation more than fifty percent (50%) of the voting stock of which, or an unincorporated business entity more than fifty percent (50%) of the equity interest in which, shall at the time be owned directly or indirectly by Conexant.

3.       SHARES RESERVED UNDER THE PLAN.

         Subject to the provisions of Section 9 of the Plan, there shall be reserved for delivery under the Plan an aggregate number of shares of Common Stock of Conexant ("Shares") equal to the sum of (a) nine hundred eighty thousand (980,000) plus (b) an annual increase effective on the first (1st) day of each fiscal year of Conexant commencing with the fiscal year beginning on or about October 1, 2002 of an amount equal to the greater of (i) one hundred fifty thousand (150,000) Shares or (ii) sixty-seven thousandths of one percent (0.067%) of the Shares outstanding on such date, provided that the Board may, in its sole

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         discretion, determine that the amount of any one (1) or more annual increases shall be the lesser of such numbers of Shares. Shares to be delivered under the Plan may be authorized and unissued Shares, Shares held in treasury or any combination thereof.

4.       ADMINISTRATION OF THE PLAN.

         The Plan shall be administered by the Compensation and Management Development Committee (the "Committee") of the Board of Directors of Conexant (the "Board"), subject to the right of the Board, in its sole discretion, to exercise or authorize another committee or person to exercise some of or all the responsibilities, powers and authority vested in the Committee under the Plan. The Committee (or the Board or any other committee or person authorized by the Board) shall have authority to interpret the Plan, and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons.

5.       EFFECTIVE DATE OF THE PLAN.

         The Plan, as amended on November 1, 2001, was submitted to the shareowners of Conexant for approval and was approved at the Annual Meeting of Shareowners held on February 27, 2002. The amendments thereto adopted by the Board on August 8, 2003 shall be effective on August 8, 2003.

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6.       STOCK OPTIONS.

         (a) Each Non-Employee Director in office on January 2, 1999 shall be granted, on or prior to March 31, 1999, an option to purchase eighty thousand (80,000) Shares. Each other Non-Employee Director shall be granted an option to purchase forty thousand (40,000) Shares at the meeting of the Board at which, or immediately following the Annual Meeting of Shareowners at which, the Non-Employee Director is first elected a director of Conexant.

         (b) To align more closely the date of grant of options to the employees and officers of the Company, on the day of the Annual Meeting of Shareowners held in the year 2004 and on the day of each Annual Meeting of Shareowners thereafter, each Non-Employee Director, who has served as a Non-Employee Director for at least one (1) year and who is elected a director at or who was previously elected and continues as a director after that Annual Meeting, shall be granted an:

                  (i) option to purchase ten thousand (10,000) Shares, provided, however, that the Board may, by action taken on or before the date of any such Annual Meeting, defer the option grants with respect to such Annual Meeting for up to forty-five (45) days following such Annual Meeting (the "First Annual Option Grant"); and

                  (ii)     option to purchase ten thousand (10,000) Shares six
                           (6) months after the date of the First Annual Option Grant (the "Second

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                           Annual Option Grant"), provided, however, that the
                           Board may determine to make the Second Annual Option Grant up to forty-five (45) days before or after the six (6) month anniversary of the First Annual Option.

7. The exercise price per share for each option granted under the Plan shall be the closing price per share (the "Fair Market Value") of Shares on the date of grant as reported in the NASDAQ reporting system (or on the immediately preceding day such stock was traded if it was not traded on the date of grant). The purchase price of the Shares with respect to which an option or portion thereof is exercised shall be payable in full in cash, the Shares valued at their Fair Market Value on the date of exercise, or a combination thereof. Each option may be exercised in whole or in part at any time after it becomes exercisable; and each option shall become exercisable in four (4) approximately equal installments on each of the first, second, third and fourth anniversaries of the date the option is granted. No option shall be exercisable prior to one (1) year nor after ten (10) years from the date of the grant thereof; provided, however, that if the holder of an option dies, the option may be exercised from and after the date of the optionee's death for a period of three (3) years (or until the expiration date specified in the option if earlier) even if it was not exercisable at the date of death. Moreover, if an optionee retires after attaining age seventy-two (72) or completing at least ten (10) years service as a director, all options then held by such optionee shall be exercisable even if they were not exercisable at such retirement date; provided,

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         however, that each such option shall expire at the earlier of five (5)
         years from the date of the optionee's retirement or the expiration date specified in the option.

         Options granted under the Plan are not transferable other than by (i) will or by the laws of descent and distribution; or (ii) gift to the grantee's spouse or natural, adopted or stepchildren or grandchildren (Immediate Family Members) or to a trust for the benefit of one or more of the grantee's Immediate Family Members or to a family charitable trust established by the grantee or a member of the grantee's family. If an optionee ceases to be a director while holding unexercised options, such options are then void, except in the case of (i) death,
         (ii) disability, (iii) retirement after attaining age seventy-two (72) or completing ten (10) years service as a director, or (iv) resignation from the Board for reasons of the antitrust laws, compliance with Conexant's conflict of interest policies or other circumstances that the Committee may determine as serving the best interests of Conexant.

8.       SHARES IN LIEU OF CASH COMPENSATION.

         Each Non-Employee Director may elect each year, not later than December thirty-one (31) of the year preceding the year as to which an election is to be applicable, to receive all or any portion of the cash retainer to be paid for board, committee or other service in the following calendar year through the issuance or transfer of Shares, valued at the closing price as reported in the NASDAQ reporting system on the date when each payment of such retainer amount would otherwise be made in cash (or on the immediately preceding day such stock was traded, if it was not traded on that date). Each Non-Employee Director making such an election may

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         also elect at the same time to receive those Shares in the form of restricted stock ("Restricted Shares"). Upon receipt of Shares, the recipient shall have all the rights of a shareowner. Upon receipt of Restricted Shares, the recipient shall have the right to vote the Shares and to receive dividends thereon, and the Shares shall have all the attributes of outstanding Shares except that the registered owner shall have no right to direct the transfer thereof. Restricted Shares shall be held in book-entry accounts subject to the direction of Conexant (or if Conexant elects, certificates therefor may be issued in the recipient's name but delivered to and held by Conexant) until ten
         (10) days after (i) the recipient retires from the Board after attaining age seventy-two (72) or completing at least ten (10) years service as a director or (ii) the recipient resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with Conexant's conflict of interest policies, death, disability or other circumstances the Board determines not to be adverse to the best interests of Conexant, when the restrictions on such book-entry accounts shall be released (or any certificates issued shall be delivered to the director), and such Shares shall cease to be Restricted Shares.

8.       ADDITIONAL COMPENSATION.

         The Board or the Committee may, from time to time, as and when either thereof deems it appropriate, provide one or more Non-Employee Directors with additional compensation under the Plan. Such additional compensation may be in the form of a grant of Shares, Restricted Shares, options to purchase Shares or a combination thereof, subject to the terms, conditions and restrictions established by the Board or the Committee at the time of grant.

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9.       ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

         If there shall be any change in or affecting Shares on account of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or combination, or other distribution to holders of Shares (other than a cash dividend), there shall be made or taken such amendments to the Plan and such adjustments and actions thereunder as the Board may deem appropriate under the circumstances.

10.      GOVERNMENT AND OTHER REGULATIONS.

         The obligations of Conexant to deliver Shares upon exercise of options granted under Section 6 of the Plan, pursuant to an election made under
         Section 7 of the Plan or pursuant to a grant made under Section 8 of the Plan shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended, and (ii) the condition that such Shares shall have been duly listed and approved for quotation and trading in the NASDAQ reporting system.

11.      AMENDMENT AND TERMINATION OF THE PLAN.

         The Plan may be amended by the Board in any respect, provided that, without shareowner approval, no amendment shall materially (i) increase the maximum number of Shares available for delivery under the Plan (other than as provided for in Section 3 hereof and adjustments pursuant to Section 9 hereof), (ii) increase the benefits accruing to participants under the Plan, or (iii) modify the requirements

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         as to eligibility for participation in the Plan. The Plan may also be terminated at any time by the Board.

12.      MISCELLANEOUS.

         (a) If a Change of Control as defined in Article III, Section 13(I)(1) of Conexant's By-Laws shall occur, all options then outstanding pursuant to the Plan shall forthwith become fully exercisable whether or not then exercisable and the restrictions on all Shares granted as Restricted Stock under the Plan shall forthwith lapse.

         (b) Nothing contained in the Plan shall be deemed to confer upon any person any right to continue as a director of or to be associated in any other way with Conexant.

         (c) To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

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